Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 14, 2019 and the Prospectus dated December 22, 2017

Registration No. 333-222241-213

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,250,000,000 5.050% Senior Secured Notes due 2029 (the “2029 Notes”)

$750,000,000 5.750% Senior Secured Notes due 2048 (the “2048 Notes”)

January 14, 2019

Pricing Term Sheet dated January 14, 2019

to the

Preliminary Prospectus Supplement dated January 14, 2019

(the “Preliminary Prospectus Supplement”)

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2029 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,250,000,000

Title of Securities:	5.050% Senior Secured Notes due 2029

Final Maturity Date:	March 30, 2029

Issue Price:	99.935%, plus accrued and unpaid interest, if any, from January 17, 2019

Coupon:	5.050%

Benchmark Treasury:	3.125% due November 15, 2028

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This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	235 basis points

Benchmark Treasury Price and Yield:	103-19; 2.706%

Yield to Maturity:	5.056%

Interest Payment Dates:	March 30 and September 30

Record Dates:	March 15 and September 15

First Interest Payment Date:	September 30, 2019

CUSIP Number:	161175 BR4

ISIN Number:	US161175BR49

Optional Redemption:

Prior to the Par Call Date (as defined below), the 2029 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 15 days’ but not more than 30 days’ prior notice to each Holder of the 2029 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2029 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a 2029 Note the greater of (A) 1.0% of the principal amount of such 2029 Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such 2029 Note on the Par Call Date, plus (ii) all required interest payments due on such 2029 Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 35 basis points; over

(b) the outstanding principal amount of such 2029 Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means December 30, 2028.

On or after the Par Call Date, the Issuers may redeem the 2029 Notes, in whole or in part, at the Issuers’ option, on at least 15 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2029 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2029 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Terms Applicable to the 2048 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:

$750,000,000

On April 3, 2018, the Issuers issued $1,700,000,000 aggregate principal amount of Senior Secured Notes due 2048 (the “Existing 2048 Notes”). The 2048 Notes offered hereby will be issued as additional notes under the indenture governing the Existing 2048 Notes, fully fungible with the Existing 2048 Notes, treated as a single class for all purposes under the indenture governing the Existing 2048 Notes, and issued under the same CUSIP numbers as the Existing 2048 Notes.

Title of Securities:	5.750% Senior Secured Notes due 2048

Final Maturity Date:	April 1, 2048

Issue Price:	94.970%, plus accrued and unpaid interest from October 1, 2018 in the amount of $12,697,916.67

Coupon:	5.750%

Benchmark Treasury:	3.000% due August 15, 2048

Spread to Benchmark Treasury:	305 basis points

Benchmark Treasury Price and Yield:	98-20; 3.071%

Yield to Maturity:	6.121%

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	April 1, 2019

CUSIP Number:	161175 BN3

ISIN Number:	US161175BN35

Optional Redemption:	Prior to the Par Call Date (as defined below), the 2048 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 15 days’ but not more than 30 days’ prior notice to each Holder of the 2048 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2048 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

“Applicable Premium” means with respect to a 2048 Note the greater of (A) 1.0% of the principal amount of such 2048 Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such 2048 Note on the Par Call Date, plus (ii) all required interest payments due on such 2048 Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 45 basis points; over

(b) the outstanding principal amount of such 2048 Note; in each case, as calculated by the Issuer or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means October 1, 2047.

On or after the Par Call Date for the 2048 Notes, the Issuers may redeem the 2048 Notes, in whole or in part, at the Issuers’ option, on at least 15 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2048 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2048 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the proceeds of this offering (i) for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. or common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc. and (ii) to repay certain indebtedness, including to repurchase, redeem or repay at maturity Time Warner Cable, LLC’s 8.750% senior notes due 2019 and/or to repay a portion of the outstanding balance under Charter Communications Operating, LLC’s revolving credit facility.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

UBS Securities LLC

Wells Fargo Securities, LLC

This Pricing Term Sheet is qualified in its entirety by reference to the

Preliminary Prospectus Supplement.

Co-Managers:

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Academy Securities, Inc.

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

Trade Date:	January 14, 2019

Settlement Date:

January 17, 2019 (T+3)

We expect that delivery of the 2029 Notes and the 2048 Notes (collectively, the “Notes”) will be made to investors on or about January 17, 2019, which will be the third business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder on the date hereof should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-222241-213)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone: (800) 831-9146; E-mail: prospectus@citi.com, or by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611; E-mail: prospectus.CPDG@db.com.

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